Exhibit 99.1

FOR IMMEDIATE RELEASE

Momentive Specialty Chemicals Inc. Announces Second Quarter 2011 Results

•	Revenues increased 24 percent in second quarter 2011 versus prior year

•	Segment EBITDA was $189 million, 22 percent higher than second quarter 2010

•	Excluding unusual items, pro forma operating income improved to $146 million in second quarter compared to $104 million for second quarter 2010

COLUMBUS, Ohio - (August 12, 2011) - Momentive Specialty Chemicals Inc. (“Momentive Specialty Chemicals” or the “Company”), formerly known as Hexion Specialty Chemicals, Inc., today announced results for the second quarter ended June 30, 2011. Results for the second quarter of 2011 include:

•
Revenues of $1.4 billion in the second quarter of 2011 compared to $1.2 billion during the prior year period as sales continued to increase primarily due to volume gains and pricing actions including the contractual pass through of higher raw material costs.

•
Operating income of $128 million for the second quarter of 2011 compared to operating income of $132 million for the prior year period. Second quarter 2011 operating income was negatively impacted by $18 million in asset impairments on certain intangible assets. In addition, second quarter 2010 operating income included $28 million of push-down income recorded by the Company related to insurance recoveries associated with previous legal settlements. When adjusted for unusual items, pro forma operating income totaled $146 million in the second quarter of 2011 compared to pro forma operating income of $104 million in the second quarter of 2010.

•
Net income of $63 million for the second quarter of 2011 versus net income of $52 million in the prior year period. Second quarter 2011 and 2010 results reflected the same factors impacting operating income.

•
Segment EBITDA totaled $189 million in the second quarter of 2011 compared to $155 million during the prior year period. In addition, the Company reported Pro Forma Adjusted EBITDA for the last twelve months of $770 million, including savings of approximately $43 million that the Company expects to achieve in connection with the shared services agreement that it entered into with Momentive Performance Materials Inc. (MPM).

“In the second quarter of 2011, we continued to see strong Segment EBITDA growth due to our specialty portfolio, improved product mix, strong cost controls and our ongoing productivity initiatives,” said Craig O. Morrison, Chairman, President and CEO. “In particular, our operating leverage and strong performances in our oilfield resins, base epoxy resins, phenolic specialty resins, North American formaldehyde and our Latin America forest products businesses drove a 22 percent gain in second quarter 2011 Segment EBITDA compared to the second quarter of 2010. We continued to make good progress on the pricing front during the second quarter of 2011 as we work to offset raw material inflation. We are also continuing to pursue a number of pricing actions.”
“During the first half of 2011, we also realized $14 million in savings under the shared services agreement, which, in addition to actions taken in the fourth quarter of 2010, will generate annual run-rate savings of $27 million. We are targeting $58 million of total savings for MSC. Our selling, general and administrative (SG&A) expense continued to reflect our disciplined cost approach as SG&A totaled 6.1 percent of sales in the second quarter of 2011. In addition, we took actions to further optimize our portfolio in May 2011 as we sold our North American coatings and composites business, which followed the divestiture of our Inks and Adhesive Resins business earlier this year. Both transactions will support improved profitability margins and allow us to focus on more specialty-oriented products. We also expect to leverage our recent strategic infrastructure investments, such as our new oilfield resins operations at Batesville, Arkansas and Brady, Texas, as well as our new Versatic™ Acids and Derivatives facility in Korea, which began operations this quarter.”
“Finally, due to the recent worldwide economic developments, the short-term outlook for the remainder of 2011 for our business is difficult to predict, although we believe our business is well-positioned over the long-term."

Segment Results

Following are net sales and Segment EBITDA by reportable segment for the second quarter ended June 30, 2011. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Segment EBITDA is also the profitability measure used to set management and executive incentive compensation goals. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments. (Note: Segment EBITDA is defined and reconciled to Net Income (loss) later in this release).

(U.S. Dollars in Millions)	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Net Sales to Unaffiliated Customers (1)(2):
Epoxy, Phenolic and Coating Resins	$972	$735	$1,818	$1,395
Forest Products Resins	466	421	914	808
	$1,438	$1,156	$2,732	$2,203
Segment EBITDA (2):
Epoxy, Phenolic and Coating Resins	$157	$120	$307	$205
Forest Products Resins	50	50	95	92
Corporate and Other	(18)	(15)	(35)	(26)

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.

(2)
The Company changed its reportable segments in the first quarter of 2011. Prior period balances have been reclassified to conform to the Company's current reportable segments and to exclude the results of the North American coatings and composite resins business, which is reported as a discontinued operation for all periods presented.

Reconciliation of Segment EBITDA to Net Income (Unaudited)
(U.S. Dollars in Millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$157	$120	$307	$205
Forest Products Resins	50	50	95	92
Corporate and Other	(18)	(15)	(35)	(26)

Reconciliation:
Items not included in Segment EBITDA
Push-down of income recovered by owner	—	28	—	28
Asset impairments and other non-cash charges	(21)	(4)	(21)	(5)
Unusual items:
Gain on divestiture of assets	2	2	1	1
Net (loss) income from discontinued operations	(3)	6	2	7
Other	4	(11)	(7)	(16)
Total unusual items	3	(3)	(4)	(8)
Total adjustments	(18)	21	(25)	15
Loss on extinguishment of debt	—	—	—	(8)
Interest expense, net	(65)	(72)	(129)	(135)
Income tax expense	—	(13)	(3)	(17)
Depreciation and amortization	(43)	(39)	(84)	(81)
Net income	$63	$52	$126	$45

Liquidity and Capital Resources
At June 30, 2011, Momentive Specialty Chemicals had $3.347 billion of unaffiliated net debt. In addition, at June 30, 2011, Momentive Specialty Chemicals had $569 million in liquidity including $192 million of unrestricted cash and cash equivalents, $200 million of borrowings available under our senior secured revolving credit facilities, which were undrawn, and $177 million of borrowings available under additional credit facilities at certain international subsidiaries with various expiration dates in 2011 and 2012, and an equity commitment from certain affiliates of Apollo Management, L.P.
At June 30, 2011, the Company was in compliance with all financial covenants that govern its senior secured credit facilities, including its senior secured debt to Adjusted EBITDA ratio. Momentive Specialty Chemicals expects to have adequate liquidity to fund its ongoing operations for the foreseeable future from cash on its balance sheet, cash flows provided by operating activities, amounts available for borrowings under its credit facilities and amounts committed from its parent.

Earnings Call
Momentive Specialty Chemicals will host a teleconference to discuss second quarter 2011 results on Friday, August 12, 2011, at 10 a.m. Eastern Time.
Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:
U.S. Participants: 866-277-1182
International Participants: 617-597-5359
Participant Passcode: 27401943
Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company's website: www.momentive.com.
A replay of the call will be available for three weeks beginning at 1 p.m. Eastern Time on Friday, August 12, 2011. The playback can be accessed by dialing 1-888-286-8010 (U.S.) and +1 617-801-6888 (International). The passcode is 42345884. A replay also will be available through the Investor Relations Section of the Company's website.
Covenant Compliance
Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and non-recurring costs and to reflect other permitted adjustments (including the expected future impact of announced acquisitions and in-process cost saving initiatives), in each case as determined under the governing debt agreement. Certain covenants and tests in the Company's debt agreements (i) require the Company to maintain a leverage ratio and (ii) restrict the Company's ability to take certain actions such as incurring additional debt or making certain acquisitions if the Company is unable to meet a fixed charge coverage ratio. Our senior credit facility requires that the Company's ratio of senior secured debt to Adjusted EBITDA (measured on a trailing four-quarter basis) not exceed 4.25 to 1.00 as of the last day of each fiscal quarter. Senior secured debt is defined to include borrowings under our senior credit facility and certain other indebtedness secured by liens (not including indebtedness secured by second-priority liens or certain indebtedness of our foreign subsidiaries that are not loan parties to our senior credit facility). Under the indentures governing certain of the Company's debt instruments, the Company's ability to incur additional indebtedness and make future acquisitions is restricted unless the Company has an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Fixed charges are defined as interest expense excluding the amortization or write-off of deferred financing costs. Failure to comply with these ratios can result in limiting long-term growth prospects by hindering the Company's ability to incur future indebtedness or grow through acquisitions.
The Company believes that including the supplemental adjustments applied in presenting Adjusted EBITDA in the indentures governing certain of the Company's debt instruments is appropriate to assess the Company's future ability to incur additional indebtedness or make future acquisitions. Adjusted EBITDA and fixed charges are not defined terms under accounting principles generally accepted in the United States of America (US GAAP). Adjusted EBITDA is not intended to represent any measure of earnings or cash flow in accordance with US GAAP and the Company's calculation and use of this measure may differ from other companies. These non-GAAP measures should not be used in isolation or as a substitute for measures of performance or liquidity. Adjusted EBITDA should not be considered an alternative to operating income or net loss under US GAAP to evaluate the Company's results of operations or as an alternative to cash flows as a measure of liquidity. Fixed Charges should not be considered an alternative to interest expense.

Reconciliation of Last Twelve Month Net Income to Adjusted EBITDA

The following table reconciles net income to EBITDA and Adjusted EBITDA, as calculated under certain of the Company's indentures, for the period presented:

(U.S. Dollars in Millions)

June 30, 2011
LTM Period
Reconciliation of Net Income to Adjusted EBITDA
Net income	$295
Income taxes	21
Loss on extinguishment of debt	22
Interest expense, net	270
Depreciation and amortization	167
EBITDA	775
Adjustments to EBITDA:
Push-down of income recovered by owner (1)	(135)
Asset impairments and other non-cash charges(2)	21
Unusual items:
Loss on divestiture of assets	3
Net loss from discontinued operations (3)	8
Business realignments (4)	19
Other (5)	27
Total unusual items	57
Productivity program savings (6)	9
Savings from shared services agreement(7)	43
Adjusted EBITDA	$770
Fixed charges (8)	$242
Ratio of Adjusted EBITDA to Fixed Charges (9)	3.18

(1)	Represents the non-cash push-down of insurance recoveries by our owner related to the $200 million termination settlement payment that was pushed down and treated as an expense of the Company in 2008.
(2)    Represents asset impairments, stock-based compensation and unrealized foreign exchange and derivative activity.
(3)    Represents the results of the IAR business and CCR business.
(4)    Represents plant rationalization and headcount reduction expenses related to productivity programs and other costs associated with business realignments.
(5)    Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees, retention program costs, and certain intercompany or non-operational realized foreign currency activity.
(6)    Represents pro forma impact of in-process productivity program savings.
(7)    Primarily represents pro forma impact of expected savings from the shared services agreement with MPM in conjunction with the Momentive Combination.
(8)    Reflects pro forma interest expense based on interest rates at July 18, 2011 as if the Company's refinancings in November 2010 had taken place at the beginning of the period.
(9)    We are required to have an Adjusted EBITDA to Fixed Charges ratio of greater than 2.0 to 1.0 to be able to incur additional indebtedness under our indenture for the Second Priority Senior Secured Notes. As of June 30, 2011, the Company was able to satisfy this test and incur additional indebtedness under this indenture.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of know factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, changes in governmental regulations and related compliance and litigation costs, difficulties with the realization of cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Performance Materials Inc., pricing actions by our competitors that could affect our operating margins, the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, and the other factors listed in the Risk Factors section of our most recent Annual Report on Form 10-K and in our other SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC, including our quarterly reports on Form 10-Q.All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
About the Company
Based in Columbus, Ohio, Momentive Specialty Chemicals Inc. is the global leader in thermoset resins. Momentive Specialty Chemicals Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Momentive Specialty Chemicals Inc. is an indirect wholly owned subsidiary of Momentive Performance Materials Holdings LLC., the owner of its sister company, Momentive Performance Materials Inc., a global leader in silicones and advanced materials. Additional information is available at www.momentive.com.
About the New Momentive
Momentive Performance Materials Holdings LLC is the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (collectively, the "new Momentive"). The new Momentive is a global leader in specialty chemicals and materials, with a broad range of advanced specialty products that help industrial and consumer companies support and improve everyday life. The company uses its technology portfolio to deliver tailored solutions to meet the diverse needs of its customers around the world.

The new Momentive was formed in October 2010 through the combination of entities that indirectly owned Momentive Performance Materials Inc. and Hexion Specialty Chemicals, Inc. The capital structures and legal entity structures of both Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), and their respective subsidiaries and direct parent companies, remain separate. Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. file separate financial and other reports with the Securities and Exchange Commission. The new Momentive is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about the new Momentive and its products is available at www.momentive.com.
Contacts
Investors:
John Kompa
614-225-2223
john.kompa@momentive.com
Media:
Peter Loscocco
614-225-4127
peter.loscocco@momentive.com

(See Attached Financial Statements)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
MOMENTIVE SPECIALTY CHEMICALS INC. (Unaudited)

	Three Months Ended June 30,
(In millions)	2011	2010
Net sales	$1,438	$1,156
Cost of sales	1,223	969
Gross profit	215	187
Selling, general and administrative expense	87	85
Push-down of income recovered by owner	—	(28)
Asset impairments	18	—
Other operating income, net	(18)	(2)
Operating income	128	132
Interest expense, net	65	72
Other non-operating expense, net	—	3
Income from continuing operations before income tax and earnings from unconsolidated entities	63	57
Income tax expense	—	13
Income from continuing operations before earnings from unconsolidated entities	63	44
Earnings from unconsolidated entities, net of taxes	3	2
Net income from continuing operations	66	46
Net (loss) income from discontinued operations, net of taxes	(3)	6
Net income	$63	$52
Comprehensive income (loss)	$84	$(2)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
MOMENTIVE SPECIALTY CHEMICALS INC. (Unaudited)

	Six Months Ended June 30,
(In millions)	2011	2010
Net sales	$2,732	$2,203
Cost of sales	2,308	1,879
Gross profit	424	324
Selling, general and administrative expense	171	158
Push-down of income recovered by owner	—	(28)
Asset impairments	18	—
Other operating income, net	(13)	(3)
Operating income	248	197
Interest expense, net	129	135
Loss on extinguishment of debt	—	8
Other non-operating (income) expense, net	(2)	3
Income from continuing operations before income tax and earnings from unconsolidated entities	121	51
Income tax expense	3	17
Income from continuing operations before earnings from unconsolidated entities	118	34
Earnings from unconsolidated entities, net of taxes	6	4
Net income from continuing operations	124	38
Net income from discontinued operations, net of taxes	2	7
Net income	$126	$45
Comprehensive income (loss)	$177	$(35)

CONDENSED CONSOLIDATED BALANCE SHEETS
MOMENTIVE SPECIALTY CHEMICALS INC. (Unaudited)

(In millions, except share data)	June 30, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents (including restricted cash of $4 and $6, respectively)	$196	$186
Short-term investments	6	6
Accounts receivable (net of allowance for doubtful accounts of $22 and $24, respectively)	811	527
Inventories:
Finished and in-process goods	346	266
Raw materials and supplies	139	109
Other current assets	86	79
Discontinued operations	—	243
Total current assets	1,584	1,416
Other assets, net	165	153
Property and equipment
Land	83	78
Buildings	315	295
Machinery and equipment	2,404	2,244
	2,802	2,617
Less accumulated depreciation	(1,479)	(1,350)
	1,323	1,267
Goodwill	175	169
Other intangible assets, net	116	132
Total assets	$3,363	$3,137
Liabilities and Deficit
Current liabilities
Accounts and drafts payable	$579	$414
Debt payable within one year	89	82
Affiliated debt payable within one year	2	2
Interest payable	59	69
Income taxes payable	20	24
Accrued payroll and incentive compensation	62	65
Other current liabilities	143	150
Discontinued operations	—	59
Total current liabilities	954	865
Long-term liabilities
Long-term debt	3,450	3,488
Affiliated long-term debt	100	100
Long-term pension and post employment benefit obligations	213	208
Deferred income taxes	107	110
Other long-term liabilities	156	160
Advance from affiliates	225	225
Total liabilities	5,205	5,156
Commitments and contingencies (See Note 6)
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at June 30, 2011 and December 31, 2010	1	1
Paid-in capital	326	324
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Note receivable from parent	(24)	(24)
Accumulated other comprehensive income	139	88
Accumulated deficit	(1,989)	(2,115)
Total Momentive Specialty Chemicals Inc. shareholder’s deficit	(1,843)	(2,022)
Noncontrolling interest	1	3
Total deficit	(1,842)	(2,019)
Total liabilities and deficit	$3,363	$3,137

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
MOMENTIVE SPECIALTY CHEMICALS INC. (Unaudited)

	Six Months Ended June 30,
(In millions)	2011	2010
Cash flows used in operating activities
Net income	$126	$45
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	86	86
Pushdown of income recovered by owner	—	(28)
Deferred tax (benefit) expense	(12)	2
Write-off of deferred financing fees	—	7
Non-cash asset impairments	18	—
Other non-cash adjustments	(5)	8
Net change in assets and liabilities:
Accounts receivable	(218)	(236)
Inventories	(83)	(89)
Accounts and drafts payable	138	111
Income taxes payable	2	3
Other assets, current and non-current	18	(15)
Other liabilities, current and long-term	(113)	(2)
Net cash used in operating activities	(43)	(108)
Cash flows provided by (used in) investing activities
Capital expenditures	(71)	(47)
Capitalized interest	—	(1)
Purchases of debt securities	—	(2)
Change in restricted cash	2	4
Deconsolidation of variable interest entities	—	(4)
(Funds remitted to) dividends from unconsolidated affiliates, net	(1)	3
Proceeds from sale of businesses, net of cash transferred	173	—
Proceeds from sale of assets	—	12
Net cash provided by (used in) investing activities	103	(35)
Cash flows (used in) provided by financing activities
Net short-term debt repayments	(8)	—
Borrowings of long-term debt	409	1,379
Repayments of long-term debt	(451)	(1,222)
Long-term debt and credit facility financing fees	(1)	(33)
Net cash (used in) provided by financing activities	(51)	124
Effect of exchange rates on cash and cash equivalents	3	(4)
Increase (decrease) in cash and cash equivalents	12	(23)
Cash and cash equivalents (unrestricted) at beginning of period	180	135
Cash and cash equivalents (unrestricted) at end of period	$192	$112